EX.(d)(1)(ii)

                       TERMINATION OF MANAGEMENT CONTRACT
                         DATED AS OF SEPTEMBER 28, 2001

         TERMINATION of Management Contract dated January 3, 1994 between Morgan Grenfell Investment Trust, a Delaware business trust (the "Trust"), and Deutsche Asset Management Investment Services Limited (referred to in the Management Contract by its former name, Morgan Grenfell Investment Services Limited) (the "Management Contract").

         WHEREAS, Global Fixed Income Fund (referred to in the Management Contract by its former name, Morgan Grenfell Global Fixed Income), International Fixed Income Fund (referred to in the Management Contract by its former name, Morgan Grenfell International Fixed Income) and International Small Cap Equity (referred to in the Management Contract by its former name, Morgan Grenfell International Small Cap Equity) each liquidated their assets and ceased operations as of September 28, 2001.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the Trust and the Manager agree that the Management Contract is hereby terminated as of September 28, 2001.

         IN WITNESS WHEREOF, the parties hereto have caused this termination to be executed by their duly authorized officers as of the date first set forth above.

ATTEST:                             MORGAN GRENFELL INVESTMENT TRUST


______________________              By: ____________________________
Name:                                       Name:
Title:                                      Title:

ATTEST:                             DEUTSCHE ASSET MANAGEMENT
                                    INVESTMENT SERVICES LIMITED


______________________              By: ____________________________
Name:                                       Name: Annette Fraser
Title:                                      Title:   CEO

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